EXHIBIT 10.32


September 14, 1998




Mr. James M. Dancy, Jr.
156 Cliveden Drive
Newton, PA 18940

Dear Jim:

I am pleased to offer you the Regional Vice President - South Region position with Superior Services, Inc. (Superior). Your responsibilities will be assigned by G.W. "Bill" Dietrich, President and Chief Executive Officer.

You must be a self-starter, effective communicator, with a winning attitude and unwavering competitive spirit, performing to the highest of professional, moral, ethical, legal, environmental, regulatory and safety standards. In this position, you are responsible for the profitable growth and all around performance of your Region.

You will be located in Florida at a site as yet to be determined by Bill Dietrich. This will require you to relocate.

Superior Services, Inc. will:

         - Be responsible for the costs associated with the movement of your personal belongings, and reimburse you for the closing costs, including commission expense on the sale of your home in the Philadelphia area, should you own a home at the time of your move. It is our understanding that your intention is to sell your current home immediately.

         - We will provide you with a temporary living allowance up to $4,000 per month for a period not to exceed four (4) months to be used toward temporary living expenses. You will be required to submit to Bill Dietrich monthly expense reports to support your request for reimbursement.

James M. Dancy, Jr.
Offer Letter dated 9/14/98
Page 2


         - Should you choose to voluntarily leave employment with Superior Services during the first two (2) years of employment, you promise to reimburse Superior for temporary living expenses and all other relocation expenses for which you were reimbursed for the period of time you did not complete two years of employment. Superior may withhold these amounts from any other compensation which may be due. Balances to be paid within 14 days of term.

In your position, you will receive the following:

Base Salary:      $11,250  per  month   (annualized  to  $135,000)   payable  in
                  accordance with Superior's payroll procedures for 1998.

Bonus:                  You will be  eligible to earn a cash bonus up to $20,000
                  for 1998, of which $10,000 is guaranteed as a sign-on bonus, payable in accordance with Superior's 1998 Incentive Bonus Plan, provided that you are an employee at the time of bonus payout and have performed in accordance with Superior's Standard of Conduct. You will be granted Incentive Stock Options (ISO) of 15,000 units (50% vesting on your first anniversary, 6-1/4% per quarter thereafter) with the grant date being your first date of employment (September 14, 1998), and the grant price being the closing price on the grant date. Both the Cash Bonus and Stock Options Bonus terms for 1998 are subject to the terms of Superior's Plan.

Base Salary
Adjustment:       Effective  January 1,  1999,  your base will be  increased  to
                  $152,000 and your cash and incentive  stock options bonus will
                  be   determined  in   accordance   with  the  1999   Incentive
                  Compensation Plan for Regional Vice Presidents.

Auto
Allowance:        Auto allowance is $500.00 per month,  plus  reimbursement  for
                  business  gas,  less   applicable   withholding   taxes.   Gas
                  reimbursements require receipts and are to be included on your expense accounts. This is an all inclusive fixed sum to compensate you for the business use of your personal vehicle and is paid as a separate payroll check on the first pay date of the month.

James M. Dancy, Jr.
Offer Letter dated 9/14/98
Page 3


Expense
Reimbursement:    You  will be  reimbursed  for  business-related  expenses,  in accordance with generally accepted practices for eligible business reimbursements.

                  You must provide receipts as support and file for reimbursement on your expense report. Expense reports are to be prepared and submitted monthly for the respective calendar month. Submit your expense reports to Bill Dietrich.

Noncompetition
Agreement:        As a  condition  of  employment,  you have  agreed to sign the
                  Superior Services, Inc. Noncompetition Agreement and further agree to fully honor the specifics referred therein (see attached).

If this accurately describes your understanding of your prior discussions, and you are in agreement with the terms of this offer, please acknowledge acceptance below and return to my attention. Additionally, by acceptance of this offer, you acknowledge you may freely accept this offer and you are not bound by any employment agreement or noncompete agreement that would prohibit your acceptance of this offer, and, as such, you agree to indemnify and hold harmless Superior Services, Inc. regarding this offer of employment. Additionally, you acknowledge you have never been a party or involved in any conduct or activity in violation of law or ethical business practice and conduct. You affirm there are no background issues that if Superior was knowledgeable about such events, would otherwise preclude your employment by the Company.

We are excited about your joining Superior Services, Inc., and we are looking forward to your contribution to the growth and development of the Company. Welcome to the Superior team!

Sincerely,



G. W. "Bill" Dietrich
President and Chief Executive Officer


         ACKNOWLEDGMENT:

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         (Signature)     James M. Dancy, Jr.                           (Date)